Exhibit 99.1

              POLYONE REPORTS RECORD FIRST-QUARTER 2006 EARNINGS

                             PolyOne Summary Results

                                         1Q06         1Q05      %, Change
                                      ----------   ----------   ----------
Sales, millions                       $    674.6   $    611.8           10
Operating income, millions            $     67.9   $     44.7           52
Earnings per share before
 discontinued operations              $     0.53   $     0.27           96

     - Performance improvements across all operating segments drive record quarterly earnings of $0.53 per share for continuing operations
     - Sales and operating income increased 10 percent and 52 percent respectively, compared with first quarter 2005
     - Strong earnings and efficient asset utilization pace markedly improved cash flow
     - Second-quarter outlook anticipates improved business conditions compared with 2005

     CLEVELAND, May 3 /PRNewswire-FirstCall/ -- PolyOne Corporation (NYSE: POL), a leading global polymer compounding and North American distribution company, today reported sales of $674.6 million for the first quarter ended March 31, 2006, an improvement of 10 percent over first-quarter 2005 sales of $611.8 million.

     The Company reported record income before discontinued operations of $48.9 million, or $0.53 per share, in the first quarter of 2006 compared with $25.0 million, or $0.27 per share, in the first quarter of 2005. Included in the results for both quarters is the net benefit from the combined effect of settlements of legal disputes and other adjustments to litigation reserves, which improved pretax income by $8.8 million in the first quarter of 2006 and $3.7 million in the first quarter of 2005.

     "Our compounding businesses demonstrated marked improvement with significantly better income compared to the first and fourth quarters of 2005," said Stephen D. Newlin, chairman, president and chief executive officer. "At the same time, we are continuing to benefit from OxyVinyls and SunBelt's strong performance. Additionally, we generated positive cash flow this quarter as a result of our record earnings and effective asset management, combined with the proceeds from the sale of the Engineered Films unit."

     In the first quarter, discontinued operations lost $2.1 million, due primarily to final impairment adjustments associated with the February divestment of the Engineered Films unit. With the divestment of Engineered Films, the Company no longer has any businesses reported as discontinued operations.

     Net cash used by operating activities during the first quarter was $10.8 million. Operating cash flow(1) for the quarter was a use of $4.7 million, an improvement of $61.4 million from the first quarter of 2005. This improvement was due primarily to stronger earnings and significant improvements in working capital efficiency. The Company's cash position also benefited from $20.5 million in gross cash proceeds received from the Engineered Films divestment. Special items in the quarter from continuing and discontinued operations are defined and listed in Attachment 5.

     (1) A discussion occurs at the end of this release on the use of non-GAAP financial measures

     Segment Highlights

     Performance Plastics segment: First-quarter 2006 sales increased 7 percent, or $36.0 million, to $520.2 million compared with the first quarter of 2005, and 10 percent, or $47.2 million, compared with the fourth quarter of 2005. Operating income increased 60 percent to $27.7 million compared with the first quarter of 2005, and nearly sevenfold compared with the fourth quarter of 2005. Operating income as a percent of sales increased to 5.3 percent, a significant improvement over the first and fourth quarters of 2005. This improvement reflected stronger product spreads (selling price less raw material costs) for nearly every product group.

     Distribution segment: First-quarter sales were up markedly compared with both first- and fourth-quarter 2005. Sales of $194.1 million improved by $26.6 million, or 16 percent, over the first quarter of 2005, and by $21.4 million, or 12 percent, over the fourth quarter of 2005. Operating income in the first quarter of 2006 was a record $6.2 million, 15 percent higher than in the first quarter of 2005.

     Resin and Intermediates segment: Both Oxy Vinyls, LP and SunBelt Chlor-Alkali had strong earnings in the first quarter, which resulted in record performance for the segment. Operating income was $36.2 million, an increase of $13.3 million, or 58 percent, compared with the first quarter of 2005. Compared with the fourth quarter of 2005, operating income was up $7.9 million. Contributing to the improvement were continued strong polyvinyl chloride (PVC) resin product spreads, due largely to lower average ethylene and natural gas costs throughout the quarter, that more than offset a sequential decline in PVC resin pricing, as well as generally stable aggregate chlor-alkali pricing and product spreads.

     Discontinued Operations

     PolyOne completed the sale of its Engineered Films business on February 15, 2006. The Company received gross proceeds of $26.7 million before associated fees and costs, of which $20.5 million was received in cash and $6.2 million in the form of a note payable from the new entity. PolyOne will retain an 18 percent minority ownership interest in the new entity. Discontinued results in the first quarter reflect the Engineered Films unit's operating performance until the date of the sale and final impairment adjustments.

     Adoption of Statement of Financial Accounting Standards No. 123(R)

     On January 1, 2006, PolyOne adopted Statement of Financial Accounting Standards No. 123(R), "Share-Based Payment" (SFAS No. 123(R)) using the modified prospective transition method. The Company, under SFAS No. 123(R), recognized compensation cost of $1.4 million, or $0.02 per share in the first quarter 2006. PolyOne anticipates that full year earnings under SFAS No. 123(R) could be approximately $4 million.

     Second-quarter 2006 Business Outlook

     PolyOne anticipates that positive business conditions for products within the Performance Plastics segment should continue, resulting in sales and shipments at or near first-quarter 2006 levels. Underlying demand appears resilient, even though early second-quarter seasonal demand strengthening is being overshadowed by processor inventory corrections in anticipation of lower product pricing. Raw material costs should remain flat compared with the end of the first quarter, although the recent upturn in energy costs could change this projection entering the third quarter. The Company anticipates that, given the above factors, segment earnings should show marginal improvement, both sequentially and compared with the second quarter of 2005.

     PolyOne projects that Distribution segment sales and shipment levels should approach first-quarter levels and improve relative to the comparatively weak second-quarter 2005, when business conditions deteriorated consistently throughout the quarter. Operating income should improve versus the second-quarter 2005 level, but may not match the record first-quarter performance.

     For the Resin and Intermediates segment, PolyOne anticipates that SunBelt and OxyVinyls should continue to deliver strong earnings as seasonal demand improvements largely offset slightly lower product spreads. Industry aggregate caustic soda and chlorine selling prices are projected to come off first-quarter levels. PVC resin product spreads are likely to moderate slightly reflecting the combined impacts from changes in average second- quarter ethylene and natural gas costs and PVC resin prices.

     By their nature, legal settlements and other non-recurring costs are difficult to predict. Nevertheless, the Company does not expect the magnitude of cost benefit realized in the first quarter to be repeated in the second quarter.

     The Company anticipates that second-quarter earnings, in conjunction with larger cash distributions from OxyVinyls and SunBelt, should be sufficient to more than offset higher capital expenditures and cash interest payments, resulting in positive cash generation. PolyOne projects that operating cash flow for the year, excluding cash proceeds received from the sale of the Engineered Films unit, will significantly exceed that generated in 2005.

     First-quarter 2006 Earnings Conference Call and Webcast

     PolyOne will host a conference call at 9:00 a.m. Eastern time on Thursday, May 4, 2006. The conference dial-in number is 888-489-0038 (domestic) or 706-643-1611 (international), conference topic: PolyOne Earnings Call. The replay number is 800-642-1687 (domestic) or 706-645-9291 (international). The conference ID for the replay is 9935705. The call will be broadcast live and then via replay for two weeks on the Company's Web site at www.polyone.com.

     About PolyOne

     PolyOne Corporation, with 2005 annual revenues of approximately $2.5 billion, is a leading global compounding and North American distribution company with operations in thermoplastic compounds, specialty polymer formulations, color and additive systems, and thermoplastic resin distribution. Headquartered in northeast Ohio, PolyOne operates globally with manufacturing sites in North America, Europe and Asia, and joint ventures in North America and South America. Information on PolyOne's products and services can be found at www.polyone.com.

     Use of Non-GAAP Financial Measures

     This earnings release includes the use of both GAAP (generally accepted accounting principles) and non-GAAP financial measures. The non-GAAP financial measures are: operating cash flow, operating income (loss) before special items and per share impact of special items. The most directly comparable GAAP financial measures are: net cash provided (used) by operating activities, operating income (loss) and income (loss) per share.

     PolyOne's chief operating decision makers use these financial measures to monitor and evaluate the ongoing performance of the Company and each business segment, and allocate resources. In addition, operating income before special items and operating cash flow are components of various PolyOne annual and long-term employee incentive plans.

     Tables included in this news release reconcile each non-GAAP financial measure with the most directly comparable GAAP financial measure (Attachment 6) and provide detail on special items (Attachment 5). Also attached are standard financial schedules and a summary of segment results.

     Forward-looking Statements

     In this press release, statements that are not reported financial results or other historical information are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give current expectations or forecasts of future events and are not guarantees of future performance. They are based on management's expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. You can identify these statements by the fact that they do not relate strictly to historic or current facts. They use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. In particular, these include statements relating to future actions; prospective changes in raw material costs, product pricing or product demand; future performance, including, without limitation, meeting cash flow goals, receiving cash distributions from equity affiliates and achieving working capital targets; results of current and anticipated market conditions and market strategies; sales efforts; expenses; the outcome of contingencies such as legal proceedings; and financial results. Factors that could cause actual results to differ materially include, but are not limited to:

     - the effect on foreign operations of currency fluctuations, tariffs, nationalization, exchange controls, limitations on foreign investment in local businesses and other political, economic and regulatory risks;
     - changes in U.S., regional or world polymer consumption growth rates affecting PolyOne's markets;
     - changes in global industry capacity or in the rate at which anticipated changes in industry capacity come online in the polyvinyl chloride (PVC), chlor-alkali, vinyl chloride monomer (VCM) or other industries in which PolyOne participates;
     - fluctuations in raw material prices, quality and supply and in energy prices and supply, in particular fluctuations outside the normal range of industry cycles;
     - production outages or material costs associated with scheduled or unscheduled maintenance programs;
     - costs or difficulties and delays related to the operation of joint venture entities;
     - lack of day-to-day operating control, including procurement of raw materials, of equity or joint venture affiliates;
     - partial control over investment decisions and dividend distribution policy of the OxyVinyls partnership and other minority equity holdings of PolyOne;
     - an inability to launch new products and/or services within PolyOne's various businesses;
     -    the possibility of further goodwill impairment;
     -    an inability to maintain any required licenses or permits;
     -    an inability to comply with any environmental laws and regulations;
     - the cost of compliance with environmental laws and regulations, including any increased cost of complying with new or revised laws and regulations;
     - unanticipated developments that could occur with respect to contingencies such as litigation and environmental matters, including any developments that would require any increase in our costs and/or reserves for such contingencies;
     - an inability to achieve or delays in achieving or achievement of less than the anticipated financial benefit from initiatives related to cost reductions and employee productivity goals;
     -    a delay or inability to achieve targeted debt level reductions;
     - an inability to access the revolving credit facility and/or the receivables sale facility as a result of breaching covenants due to not achieving anticipated earnings performance or for any other reason;
     - any poor performance of our pension plan assets and any obligation on our part to fund PolyOne's pension plan;
     - any delay and/or inability to bring the North American Color and Additives Masterbatch and the Engineered Materials product platforms to profitability;
     -    an inability to raise prices or sustain price increases for products;
     - an inability to maintain appropriate relations with unions and employees in certain locations in order to avoid disruptions of business; and
     - other factors affecting our business beyond our control, including, without limitation, changes in the general economy, changes in interest rates and changes in the rate of inflation.

     We cannot guarantee that any forward-looking statement will be realized, although we believe we have been prudent in our plans and assumptions. Achievement of future results is subject to risks, uncertainties and inaccurate assumptions. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could vary materially from those anticipated, estimated or projected. Investors should bear this in mind as they consider forward-looking statements.

     We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our reports on Form 10-Q, 8-K and 10-K provided to the Securities and Exchange Commission. You should understand that it is not possible to predict or identify all risk factors. Consequently, you should not consider any list to be a complete set of all potential risks or uncertainties. (Ref. #50406)

                                                                    Attachment 1
Supplemental Information

              Quarterly Summary of Consolidated Operating Results,
                     Showing Discontinued Operations' Impact
           (In millions of dollars, except per share data, unaudited)

     Accounting for Discontinued Operations

     In accordance with Generally Accepted Accounting Principles (GAAP), PolyOne segregates and reports results of discontinued operations net of tax as a separate line item on the statement of operations (income statement). Income or loss from discontinued operations is reported below income before discontinued operations on the income statement. As a result, reporting and discussion of items above the income before discontinued operations line (such as sales, operating income, interest, and selling and administrative costs) include only the results of continuing operations.

                                                    1Q06       1Q05       4Q05
                                                  --------   --------   --------
Operating results:
Sales -- continuing operations                    $  674.6   $  611.8   $  606.8

Operating income--continuing operations           $   67.9   $   44.7   $   38.0
Net income -- total Company                       $   46.8   $   13.4   $   21.7
 Income before discontinued
  operations after tax                                48.9       25.0       20.4
 Income (loss) from
  discontinued operations
  net of income taxes                                 (2.1)     (11.6)       1.3

Earnings (loss) per share -- diluted:
Net income -- total Company                       $   0.51   $   0.15   $   0.24
 Income before discontinued operations                0.53       0.27       0.22
 Income (loss) from discontinued operations          (0.02)     (0.12)      0.02
Total per share impact of
 special items (1) after tax:                         0.17      (0.05)      0.09
  Before discontinued operations                      0.20       0.07       0.09
  Discontinued operations                            (0.03)     (0.12)         -
Other data:
Sales -- discontinued operations                  $    9.6   $   30.0   $   27.8
Depreciation and amortization                         14.3       12.5       12.4

(1)  A definition and a list of special items appear in Attachment 5

                                                                    Attachment 2

                      PolyOne Corporation and Subsidiaries
           Condensed Consolidated Statements of Operations (Unaudited)
                      (In millions, except per share data)

                                                       Three Months Ended
                                                             March 31,
                                                    ---------------------------
                                                        2006           2005
                                                    ------------   ------------
Sales                                               $      674.6   $      611.8

Operating costs and expenses:
 Cost of sales                                             583.7          533.5
 Selling and administrative                                 47.3           47.1
 Depreciation and amortization                              14.3           12.5
Income from equity affiliates and minority interest        (38.6)         (26.0)
Operating income                                            67.9           44.7

Interest expense, net                                      (16.6)         (16.8)
Interest income                                              0.5            0.5
Other expense, net                                          (1.2)          (0.8)
Income before income taxes and
 discontinued operations                                    50.6           27.6

Income tax expense                                          (1.7)          (2.6)

Income before discontinued operations                       48.9           25.0

Loss from discontinued operations,
 net of income taxes                                        (2.1)         (11.6)

Net income                                          $       46.8   $       13.4

Earnings (loss) per common share:
 Basic and diluted earnings (loss):
  Before discontinued operations                    $       0.53   $       0.27
  Discontinued operations                                  (0.02)         (0.12)
  Basic and diluted earnings (loss) per share       $       0.51   $       0.15

Weighted average shares used to compute
 earnings per share:
  Basic                                                     92.1           91.8
  Diluted                                                   92.5           92.2

Dividends paid per share of common stock            $          -   $          -

                                                                    Attachment 3

                      PolyOne Corporation and Subsidiaries
                Condensed Consolidated Balance Sheets (Unaudited)
                      (In millions, except per share data)

                                                      March 31,    December 31,
                                                        2006           2005
                                                    ------------   ------------
Assets
Current assets:
 Cash and cash equivalents                          $       37.5   $       32.8
 Accounts receivable, net                                  380.9          320.5
 Inventories                                               217.0          191.8
 Deferred income tax assets                                 20.2           20.1
 Other current assets                                       19.3           27.4
 Discontinued operations                                       -           20.9
  Total current assets                                     674.9          613.5
Property, net                                              426.1          436.0
Investment in equity affiliates                            309.0          273.9
Goodwill                                                   315.3          315.3
Other intangible assets, net                                10.0           10.6
Other non-current assets                                    65.0           60.0
Discontinued operations                                        -            6.7
  Total assets                                      $    1,800.3   $    1,716.0

Liabilities and Shareholders' Equity
Current liabilities:
 Short-term bank debt                               $        6.8   $        7.1
 Accounts payable                                          262.4          232.6
 Accrued expenses                                           96.2           82.4
 Current portion of long-term debt                           0.7            0.7
 Discontinued operations                                       -           11.2
  Total current liabilities                                366.1          334.0
Long-term debt                                             638.1          638.7
Post-retirement benefits other than pensions               104.9          107.9
Other non-current liabilities, including pensions          219.1          214.3
Minority interest in consolidated subsidiaries               5.6            5.4
  Total liabilities                                      1,333.8        1,300.3
Shareholders' equity                                       466.5          415.7
  Total liabilities and shareholders' equity        $    1,800.3   $    1,716.0

                                                                    Attachment 4

                      PolyOne Corporation and Subsidiaries
           Condensed Consolidated Statements of Cash Flows (Unaudited)
                                  (In millions)

                                                        Three Months Ended
                                                             March 31,
                                                    ---------------------------
                                                        2006           2005
                                                    ------------   ------------
Operating Activities
Net income                                          $       46.8   $       13.4
Adjustments to reconcile net income
 to net cash provided (used) by
 operating activities:
  Depreciation and amortization                             14.3           12.5
  Loss on disposition of discontinued
   businesses and related plant closeout charges             2.3           11.6
 Companies carried at equity and
  minority interest:
   Income from equity affiliates                           (38.6)         (26.0)
   Dividends and distributions received                      4.1              -
 Provision for deferred income taxes                         0.2            0.5
 Change in assets and liabilities:
  Accounts receivable                                      (47.3)         (60.4)
  Inventories                                               (7.9)         (32.9)
  Accounts payable                                          19.2           37.3
  Increase (decrease) in sales of
   accounts receivable                                      (7.9)          59.2
  Accrued expenses and other                                 4.1           (9.9)
  Net cash used by discontinued operations                  (0.1)          (1.8)
Net cash provided (used) by operating activities           (10.8)           3.5

Investing Activities
  Capital expenditures                                      (4.9)          (8.9)
  Proceeds from sale of discontinued
   business, net                                            17.3              -
  Business acquired, net of cash received                      -           (1.6)
  Proceeds from sale of assets                               2.4            0.8
  Net cash used by discontinued operations                  (0.2)             -
Net cash provided (used) by investing activities            14.6           (9.7)

Financing Activities
  Change in short-term debt                                 (0.3)           0.9
  Proceeds from exercise of stock options                    2.0            0.2
Net cash provided by financing activities                    1.7            1.1

Effect of exchange rate on changes on cash                  (0.8)          (2.3)

Increase (decrease) in cash and cash equivalents             4.7           (7.4)
Cash and cash equivalents at beginning of period            32.8           38.6
Cash and cash equivalents at end of period          $       37.5   $       31.2

                                                                    Attachment 5

                      Summary of Special Items (Unaudited)
                      (In millions, except per share data)

     "Special items" include charges related to specific strategic initiatives such as the consolidation of operations; restructuring activities, including employee separation costs resulting from personnel reduction programs, plant closure and phase-out costs; executive separation agreements; asset impairments; environmental remediation costs for facilities no longer owned or closed in prior years; gains and losses on the divestiture of joint ventures and equity investments; adjustments to reflect a tax benefit on domestic losses; and deferred tax valuation allowances on domestic operating income.

                                                   1Q06       1Q05       4Q05
                                                 --------   --------   --------
Special items
 Continuing operations
 Employee separation and plant
  phase-out costs (1)                            $    0.1   $   (0.2)  $   (3.0)
 Asset impairments (2)                                  -          -       (0.2)
 Environmental remediation at
  inactive sites (3)                                  1.7          -        2.0

   Impact on pretax income                            1.8       (0.2)      (1.2)

 Income tax benefit on above
  items                                              (0.8)       0.1        0.1
 Tax allowance (5)                                   17.1        6.7        9.0
   Impact on net income (loss)
    from continuing operations                       18.1        6.6        7.9
   Per diluted share impact                          0.20       0.07      (0.09)

 Discontinued operations
 Employee separation and plant
  phase-out costs (1)                                   -       (0.7)       0.1

   Impact on operating income                           -       (0.7)       0.1
 Net asset impairment and
  loss on disposition of
  discontinued operations (4)                        (2.3)     (10.9)      (0.3)

   Impact on pretax income                           (2.3)     (11.6)      (0.2)
 Income tax benefit on
  above items                                         0.9        4.5        0.1
 Tax allowance (5)                                   (0.8)      (4.5)       0.5
   Impact on net income (loss)
    from discontinued
     Operations                                      (2.2)     (11.6)       0.4
   Per diluted share impact                         (0.03)     (0.12)         -
Total
    Impact on net income (loss)                  $   15.9   $   (5.0)  $    8.3
    Per share impact                             $   0.17   $  (0.05)  $   0.09

Explanations:

     1. Severance, employee outplacement, external outplacement consulting, lease termination, facility closing costs and the write-down of the carrying value of plant and equipment resulting from restructuring initiatives and executive separation agreements.

     2. Non-cash impairment charges to adjust the carrying value of investments to fair market value.

     3. Environmental remediation costs for facilities either no longer owned or closed in prior years.

     4. Non-cash impairment charges to adjust the net asset carrying value of discontinued operations to estimated net future proceeds and to recognize costs that were not allowed to be recognized due to the contingent nature of these costs until the business was sold, in accordance with generally accepted accounting principals.

     5. Tax allowance to adjust net U.S. deferred income tax assets resulting from operating loss carry-forwards.

                                                                    Attachment 6

                  Reconciliation of Non-GAAP Financial Measures
                                  (In millions)

     Below is a reconciliation of non-GAAP financial measures to the most directly comparable measures calculated and presented in accordance with GAAP.

                                                   1Q06       1Q05       4Q05
                                                 --------   --------   --------
Continuing operations:
Operating income before special items            $   66.1   $   44.9   $   39.2
Special items in continuing
 operations, before tax                               1.8       (0.2)      (1.2)
  Operating income                               $   67.9   $   44.7   $   38.0

Discontinued operations:
Operating income before special items                 0.2   $      -   $    1.7
Special items in discontinued
 operations, before tax                              (2.3)     (11.6)      (0.2)
  Operating income (loss)                        $   (2.1)  $  (11.6)  $    1.5

Continuing operations:
Income per share before
 impact of special items                         $   0.33   $   0.20   $   0.13
Per share impact of special
 items, after tax                                    0.20       0.07       0.09
  Diluted income (loss) per share                $   0.53   $   0.27   $   0.22

Discontinued operations:
Income per share before
 impact of special items                         $   0.01   $      -   $   0.02
Per share impact of special
 items, after tax                                   (0.03)     (0.12)         -
  Diluted income (loss) per share                $  (0.02)  $  (0.12)  $   0.02

                                                      March 31,      March 31,
(in millions)                                           2006           2005
-------------------------------------------------   ------------   ------------
Reconciliation to Condensed
 Consolidated Statement of Cash Flows
Net cash provided (used) by
 operating activities                               $      (10.8)  $        3.5
Net cash provided (used) by
 investing activities                                       14.6           (9.7)
Decrease (increase) in sale of
 accounts receivable                                         7.9          (59.2)
Interest rate swap fair value
 debt adjustment                                            (0.9)          (2.2)
Other financing activity                                     2.6            2.2
Effect of exchange rate
 changes on cash                                            (0.8)          (2.3)
Increase (decrease) in borrowed
 debt less cash and cash equivalents                $       12.6   $      (67.7)

Less proceeds from sale of
 business, net of note receivable                   $      (17.3)  $          -
Plus business acquired,
 net of cash received                                          -            1.6
Operating cash flow                                 $       (4.7)  $      (66.1)

                                                                    Attachment 7

                     Business Segment Operations (Unaudited)
                                  (In millions)

     Senior management uses operating income before the effect of "special items" to assess performance and allocate resources to business segments because senior management believes that this measure is useful in understanding current profitability levels and how current levels may serve as a base for future performance. In addition, operating income before the effect of "special items" is a component various PolyOne annual and long term employee incentive plans and is used in debt covenant computations.

                                                   1Q06       1Q05       4Q05
                                                 --------   --------   --------
Business Segments:
Sales:
  Performance Plastics Segment                   $  520.2   $  484.2   $  473.0
  Distribution Segment                              194.1      167.5      172.7
  Intersegment eliminations                         (39.7)     (39.9)     (38.9)
                                                 $  674.6   $  611.8   $  606.8

Operating income (loss)
  Performance Plastics Segment                   $   27.7   $   17.3   $    3.6
  Distribution Segment                                6.2        5.4        6.0
  Resin & Intermediates Segment                      36.2       22.9       28.3
  Other Segment                                  $   (2.2)  $   (0.9)  $    0.1

   Operating income                              $   67.9   $   44.7   $   38.0

Other data:
Discontinued operations
  Sales:                                              9.6       30.0       27.8

  Net income (loss)                                  (2.1)     (11.6)       1.7

                    Segment Sales and Shipment Volume Summary

                                            1Q06 versus 1Q05              1Q06 versus 4Q05
                                      ---------------------------   ---------------------------
                                                       Shipment                      Shipment
                        1Q06 Sales,     Sales $,         Lbs.,        Sales $,         Lbs.,
                        % of Total      % Change       % Change       % Change       % Change
                       ------------   ------------   ------------   ------------   ------------
Performance
 Plastics                        73              7              0             10              6

Distribution                     27             16              6             12             12
  Total                         100%            10%             1%            11%             7%

SOURCE  PolyOne Corporation
    -0-                             05/03/2006
    /CONTACT: Investors & Media, Dennis Cocco, Vice President, Investor Relations & Communications of PolyOne Corporation, +1-440-930-1538/
    /Web site:  http://www.polyone.com/
    (POL)